As filed with the Securities and Exchange Commission on August 11, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________________________

DREAM HOMES LIMITED
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1520 (Primary Standard Industrial Classification Code Number)	26-1917476 (I.R.S. Employer Identification Number)

314 Route 9
Forked River, New Jersey 08731
(609) 693 – 8881 Ext. 102
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

___________________________________

Vincent Simonelli
Chief Executive Officer
Dream Homes Limited
314 Route 9
Forked River, New Jersey 08731
609) 693 – 8881 Ext. 102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________________

Copies to:
Christopher H. Dieterich, Esq.
Dieterich & Mazarei, LP
11835 West Olympic Blvd., Suite 1235E
Los Angeles, California 90064
(310) 312-6888

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated file" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,000,000	$1.00	$5,000,000	$580.50

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, using the price included in the Company’s most recent private placement, which occurred in  September, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August __, 2011

Prospectus

 Dream Homes Limited.

5,000,000 Shares
Common Stock

Our common stock is presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See Section Entitled “Risk Factors” on pages 9 through 14.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August  10, 2011

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
PROSPECTUS SUMMARY	6
RISK FACTORS	9
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	16
DESCRIPTION OF SECURITIES	16
DESCRIPTION OF BUSINESS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
MANAGEMENT	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
EXECUTIVE COMPENSATION	30
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	30
DESCRIPTION OF CAPITAL STOCK	31
PLAN OF DISTRIBUTION	31
CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS	34
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND MORE INFORMATION	34
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	35

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This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of the Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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EXPLANATORY NOTE

Dream Homes Limited is filing this Registration Statement on Form S-1 (“Registration Statement”) under the Securities Exchange Act of 1933, as amended (the “Act”) on a voluntary basis to provide current public information to the investment community. In this Registration Statement, “the Company,” “we,” “us,” and “our” refer to Dream Homes Limited.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "appear," "future," "likely," "probably," "suggest," "goal," "potential" and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption "Risk Factors" beginning on page 8 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled "Caution Regarding Forward Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

Dream Homes Limited.

Depending upon the context, the terms "Dream Homes Limited”, “Dream Homes”, “ Company," "we," "our" and "us," refers to either Dream Homes Limited alone or Dream Homes Limited and its subsidiaries collectively.

Organizational History

Dream Homes Limited (the “Company”) was incorporated in the State of Nevada on January 30, 2008 as Foxmoor Holdings Corp.  It amended its Articles to and recently changed its name to Dream Homes Limited on July 30, 2010.  It is a newly-created entity with the business purpose of expanding, exploring and capitalizing on the current and future opportunities for real estate development and construction, primarily in the southern New Jersey market. It intends to utilize the real estate expertise of its managers and owners, who for the time being will be devoting substantial portions of their time and energies on a volunteer basis to Dream Homes Limited. We have not generated any revenues from operations, but must be considered a start-up business. Our statutory registered agent in Nevada is Robert M. Terry.  Our administrative office is located at 314 Rt. 9, Forked River, NJ 08731. Our telephone number is (609) 693-8881, extension 102.

Dream Homes Limited’s potential operations include the development and sale of a variety of approved and improved properties, residential communities, including construction of entry-level and first time move-up single-family and multi-family homes.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the quarters ended March 31, 2011 and 2010, and the fiscal years ended December 31, 2010, 2009, and 2008.

Statement of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009

Revenue from the sale of homes	$ -	$ -	$ -	$ -

Cost of homes sold	-	-	-	-

Common stock issued for consulting services	-	825,000	825,000	1,667,616
Professional fees accrued or paid with cash	2,500	-	9,000	28,600
Selling, general, and administrative	97	93	366	6,993
Rent	3,000	3,000	12,000	12,000

Total operating expenses	5,697	828,193	846,766	1,715,609

Net loss	$ (7,297)	$ (827,293)	$ (859,881)	$ (1,749,189)

Balance Sheet Data:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009

Cash and cash equivalents	$ 89	$ 4,129	$ 485	$ 651
Miscellaneous receivables	-	-	-	4,970
Property held for development	414,765	414,765	414,765	414,765
Due from related parties	84,986	222,586	84,986	217,581
Office equipment, net	1,192	1,300	1,000	1,400

Total assets	$ 501,032	$ 642,780	$ 501,236	$ 639,367

Net stockholders’ equity	$ 361,928	$ 401,813	$ 369,225	$ 404,106

Our Principal Executive Offices.  Our principal executive offices are located at 314 Route 9, Forked River, New Jersey 08731. Our telephone number is (609) 693-8881, extension 102 and our website address is www.dreamhomesltd.com. Information included or referred to on our website is not a part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

Summary of the Offering

Shares of common stock offered by us	5,000,000 shares
Offering Price	$1.00 per share

Use of proceeds	We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors

An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the Registrant in the manner described under "Plan of Distribution."

OTC Bulletin Board Symbol	N/A

RISK FACTORS

The Purchase of the Shares is speculative and involves a high degree of risk.  Each prospective Investor is urged to consider carefully the risk factors discussed below, in addition to the risks set forth elsewhere in this Offering Memorandum, in determining whether an investment in the Company should be made and is appropriate for them.

RISK FACTORS

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. A reduction in our revenues could, in turn, negatively affect the market price of our securities.  Although market conditions in the housing industry were strong in recent years, the market has significantly slowed in 2008 and 2009 in our markets, as new contracts have declined and cancellation rates have increased. The homebuilding industry is cyclical, has from time to time experienced significant difficulties and is significantly affected by changes in general and local economic conditions such as:

• employment levels and job growth;

• availability of financing for home buyers;

• interest rates;

• consumer confidence;

• housing demand; and

• population growth.

An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the local homebuilding business.

The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to twelve months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. As a result, our margins, revenues and cash flows may also be adversely affected.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service our debt, including the notes purchased through the February 2008 Private Placement could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate.

While the current market situation, (in which many of the national builders in the southern New Jersey area have either, temporarily, or permanently curtailed their residential home-building operations (at least anything considered to be speculative in nature)), is considered by Management to be a positive state of events, one wonders how long this fortunate circumstance can persist. Certainly, as the national and larger regional builders (Khov, Ryan, Pulte, Iacobucci) wade carefully back into the market, supply will necessarily increase. Classically, with all other variables remaining equal, increased supply generally serves as a depressant to prices. Nevertheless, one of Dream Homes’ competitive advantages is the experience of the management team in constructing starter or first time move-up homes on a speculative basis, while the competition generally persists in constructing only as firm commitments are in hand. This advantage will persist and remain as important, or increasingly more important, as the market continues to evolve.

It is Management’s firm opinion that there currently exists, and will continue to exist for the foreseeable future, a vast market and demand from, consisting of homebuyers in New Jersey who have been unable to afford homes, and further that good quality speculative residential inventory which is presented to this market intelligently, will be readily absorbed. While the competition often has financial resources which (currently) dwarf that of the Company, the management team has the experience and proven ability to react more quickly and accurately to current market requirements. These qualities serve as a valuable barrier to entry in the very competitive residential housing market.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be available to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), the amounts available from such sources may not be sufficient. If such sources are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing notes and our other existing debt. See "Description of Other Existing Indebtedness." In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

The Corporation may need to seek out loans from banks to finance these projects. As part of their financing agreements, the banks typically require Vincent Simonelli to personally guarantee these loans. If Mr. Simonelli cannot qualify as a guarantor and there is no one other than him in the Corporation to provide those guarantees, the financing of the deals may be adversely affected.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly, may cause delays in home projects or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency and similar federal or state agencies review homebuilders' compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for claims involving construction defect and product liability claims, which could cause our net income to decline.

The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become more costly.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred.

Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

Builders' ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected by our ability to raise sales prices.

We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of the existing notes may fluctuate. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

• the timing of home closings and land sales;

• our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

• conditions of the real estate market in areas where we operate and of the general economy;

• raw material and labor shortages;

• seasonal home buying patterns; and

• other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

Acquisitions of companies may contribute to our growth and be a component of our growth strategy. Consistent with this strategy, we may engage in discussions with and evaluate potential acquisition targets, some of which may be significant, although we currently have no binding definitive agreements for any significant acquisitions of companies. In the future, we may acquire other businesses. As a result of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully manage future acquisitions could harm our operating results.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of the states in which we operate (currently solely located within New Jersey) present increased risks of natural disasters. To the extent that hurricanes, severe storms, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict with Iraq, may cause disruption to the economy, our company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for development companies such as us. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, in the course of our testing, financial reporting deficiencies may be uncovered which could cause us to restate our financial results. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

 Risks Related to the Offering

This offering is a “Best Efforts” offering with no firm commitment

Shares are being offered by the Company on a “Best Efforts” basis, meaning that there is no assurance that any or all of the remaining Offering will be sold.  There are risks to investors who participate in the Offering because if the Maximum amount is not raised, the remainder of the funds will not be forthcoming and that shortfall may jeopardize the ability of the Company to perform its business plan.

The Company will have broad discretion as to use of proceeds

The Company’s management will have wide discretion as to the exact allocation, priority, and timing of the allocation of funds raised from the Offering.  The allocation of the proceeds of the Offering may vary significantly depending upon numerous factors, including the success that the Company has in marketing its services and products.  Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the Offering.  Investors purchasing the Shares offered herein will be entrusting their funds to the Company’s management, whose judgment the subscribers must depend on.  (See “Use of Proceeds”).

There will be a continuation of management control

The Company’s present officers, directors and principal stockholders own a majority of the Company’s outstanding common stock.  If the maximum offering occurs, the officers, directors and principal stockholders will still own a majority of the outstanding voting stock.  Therefore, the Company’s present management and principal stockholders will continue to be able to elect a majority of the directors and otherwise exert control over the Company, and the investors in the Offering will have very limited ability to remove, control or direct the management.  (See “Principal Stockholders”).

Investors will suffer dilution

Investors who purchase the Shares in the Offering may experience dilution in the book value of common stock which they could acquire.  (See “Dilution”).

In addition to the risks mentioned herein, businesses are often subject to risks not foreseen or fully appreciated by management.  In reviewing this Memorandum, potential investors should keep in mind other potential risks that could be pertinent and/or important.

USE OF PROCEEDS

The ultimate use of proceeds will be dependent upon the amount of money actually raised by the sale of the shares being offered for sale under this registrations, with a projected use described in the table below, based upon four different potential results:

	25% of offering	50% of offering	75% of offering	100% of offering
Gross proceeds	$1,250,000	2,500,000	3,750,000	5,000,000
Offering expenses	$50,000	50,000	50,000	50,000
Net proceeds	$1,200,000	2,450,000	3,700,000	4,950,000

The net proceeds will be used as follows:
Office rent & administrative expenses	$10,000	15,000	20,000	30,000

Purchase on Keansburg property (1) (4)		$1,250,000	1,250,000	1,250,000
Purchase on Redwood property (2) (4)	$450,000	(3) 450,000	1,160,000	1,160,000
Salaries	$150,000	450,000	500,000	500,000
Engineering, professional, approvals	$50,000	75,000	100,000	100,000
Marketing and advertising	$50,000	100,000	200,000	200,000
Working capital	$490,000	110,000	470,000	1,710,000

Totals	$1,250,000	2,500,000	3,750,000	5,000,000

(1)     For Keansburg property, Seller will hold a subordinate mortgage with an $1,250,000 additional deposit. Total purchase price is $4,712,000, less deposit on account totaling $250,000. Balance of price shall be a subordinate mortgage in the amount of $3,212,000.

(2)     For Redwood property, Seller will hold a subordinate mortgage with an $1,160,000 additional payment. Total purchase price is $1,710,000, less deposit on account totaling $200,000. Balance of price shall be a subordinate mortgage in the amount of $350,000.

(3)     This amount represents the acquisition, development and construction of the first 1/3 of the 38 lots. Under this structure, it would be a 3 stage acquisition.

(4)     Construction financing is available with no greater than 50% debt on the underlying property. It has not currently been secured as of this time although management has a verbal agreement from Amboy Bank to fund the acquisition, development and construction of the Redwood property, in 3 stages. Financing has not been secured for the Keansburg property.

DETERMINATION OF OFFERING PRICE

The shares will be sold at $1.00 per share until the offer is completed, or until the offer is terminated.  This offering price is based upon the last private placement share price.

DILUTION

Investors who purchase shares in this offering may suffer dilution in the book value of the common stock which they acquire.  The relative amount of dilution will depend upon the total number of shares sold in this offering, such that as more shares are sold, a lesser dilutive effect will result.

	25% of offering	50% of offering	75% of offering	100% of offering
Number of new Shares issued	1,250,000	2,500,000	3,750,000	5,000,000
Shares Previously Outstanding	15,252,010	15,252,010	15,252,010	15,252,010
Total Shares then Outstanding	15,552,010	17,752,010	19,002,010	20,252,010
Per-Share value before issuance[1]	$0.024	$0.024	$0.024	$0.024
Shareholders’ Equity after new issuances	$1,611,928	$2,861,928	$4,111,928	$5,361,928
Per-Share value after new issuance, at $1.00	$0.104	$0.161	$0.216	$0.265
Percentage Dilution	89.6	83.9	78.4	73.5

                        1 From March 31, 2011 “Shareholder’s Equity” on Financial Statements, of $361,928

SELLING SECURITY HOLDERS

None.

DESCRIPTION OF SECURITIES

We currently have authorized capital of 105,000,000 shares, 100,000,000 shares of which are designated as common stock, par value $0.001 per share. The remaining 5,000,000 shares are designated as shares of Preferred Stock of which none are issued and outstanding.  Upon effectiveness of this Registration Statements, the Company will have outstanding 15,252,010 shares of common stock. Our common stock is not listed for trading on any exchange.

Common Stock

As of March 31, 2011, there were 15,252,010 shares of our common stock issued and outstanding held by 56 stockholders of record.

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All issued and outstanding shares of our common stock are fully paid and non-assessable. The transfer agent and registrar for our common stock is Jersey Transfer and Trust.

Preferred Stock

The Company has one authorized class of preferred stock with 5,000,000 shares authorized to be issued.  As of the date of this Registration Statement, no shares of Preferred Stock are issued and outstanding.  Each share of Preferred Stock, when issued, may be converted by the holder at any time into the Company’s Common Stock at the rate of $1.00 per Common share issued.  Shares of Preferred Stock are entitled to two (2) votes for every and any matter that is submitted to the Company’s shareholders for vote.  Holders of Preferred Stock are also entitled to a five percent (5%) dividend rate, payable in cash or additional shares of Preferred Stock, and are granted a priority claim against the Company’s assets in the event of liquidation.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

As of June 30, 2008, the Company has sold an aggregate of $80,000 in 8% convertible Notes, all of which remain outstanding as of the date of this prospectus

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law firm of Dieterich & Mazarei LP has provided an opinion on the validity of our common stock.

DESCRIPTION OF BUSINESS

Our Company

The Company was incorporated in the State of Nevada on January 30, 2008 as Foxmoor Holdings Corp.  It amended its Articles to and recently changed its name to Dream Homes Limited on July 30, 2010.  We have commenced operations. We have not generated revenues from operations, but must be considered a start-up business. Our statutory registered agent in Nevada is Robert M. Terry.  Our administrative office is located at 314 Rt. 9, Forked River, NJ 08731. Our telephone number is (609) 693-8881, extension 102.

The Company’s senior manager and principal, Vincent C. Simonelli has over 20 years of active experience in real estate development, construction and marketing. Through associations with various other real estate concerns, the management team has developed, built and marketed over 200,000 square feet of commercial and over 1,000 residential dwellings during the last decade.

The Company intends to become a fully integrated real estate company specializing in the development and sale of approved and improved land, and construction of townhouses, single-family homes and various residential properties located throughout the United States. The Company intends to focus primarily on real estate operations which utilize the talents of its Management Team as they have in the past. Our principal real estate operations will be conducted initially in the southern part of the State of New Jersey, but the possibility exists for us to select projects in Florida, South Carolina, Delaware, and Pennsylvania, as well as various other locations outside of the United States, among other areas which we have been investigating.

Utilizing our management’s extensive knowledge of the residential and commercial development market, we expect to be able to anticipate market needs and identify attractive development opportunities.  Our managements’ experience in the Development projects has been exemplary, allowing that company to maintain inventory levels through development of their own subdivisions.

It has been Management’s experience that the fundamental value of the land in southern Jersey (being defined for this purpose as Ocean, Atlantic, Cape May, Cumberland, Burlington, Gloucester and Salem counties) is currently at relative value levels which have not been seen in New Jersey for 10 – 15 years.

More specifically and significantly, with the future acquisition of residential property at relatively reduced prices, the affordability gap which has endemically existed in New Jersey can potentially be alleviated, which Management believes would give the Company an additional “unique selling proposition” with which to control or capture, additional market share. This affordability gap has historically been widening over the last 20 years, and has accelerated greatly over the past 7 years, creating an obstacle to affordable homeownership, as well as an opportunity for the Company to capitalize on that large segment of the potential retail buying market which has heretofore been unable to purchase a home.

It is Management’s opinion, that the opportunity currently exists to acquire very reasonably priced commercial as well as residential single- and multi-family land inventory, in one of the most densely populated locations in the United States, with public utilities, and located within close proximity to major fundamental economic and socio-economic drivers (Atlantic City development, big box and super-regional retailing, AC International Airport, Jersey shore beaches and boardwalks, historic towns).  It is important to note once again that choosing to address this segment of the market is a strategy which plays heavily to the skills and experience of senior management, which has been focused on entry level or first time move-up housing. An investment in the common stock of Dream Homes, among the other opportunities which that investment might represent, is to a certain degree, a bet on the New Jersey real estate market.

It is further believed by Management, based on varied real estate experience over the last 25 years, an opportunity for the acquisition of real assets currently exists at values which will allow for excellent returns over the next 5-7 year period.

Much of the land which the Company intends to own will be either fully improved (including roads and utilities) or at least fully approved (all entitlements and permits in hand and further defined for the purposes of this discussion as “Land, or units, whether residential or commercial, where all entitlements necessary to post performance guarantees, and/or file subdivision maps, and/or proceed with infrastructure construction, have been obtained”) throughout the jurisdictions mentioned above. This facet of the business model is a deliberate attempt to lessen the potential fiscal exposure to the myriad risks associated with development in the United States in general and in New Jersey in particular, and as such, the Company may pay an increased amount (over and above the Company’s normal developmental costs were the Company to be approving the property itself) for inventory.

The Company will contract for, and will bring through the approval process, various types of raw land. The Company will continue to allocate capital in the pursuit of approvals, since the risk/reward of developmental activity is so great. In other instances, property may be developed by an associated or affiliated entity, and then subsequently purchased by the Company, for inclusion in development or construction schedules.

The Company’s planned real estate operations include the acquisition, development and sale of a variety of residential communities, including construction of entry-level and first time move-up single-family and multi-family homes.

Though commercial property is not currently represented within current inventory, the Company’s management has developed and constructed commercial properties in the past, and may potentially choose to do so in the future.

In order to address the changing demographics of the housing market, as well as broaden the product being offered to the public, the Company will also alter the product composition, as dictated by market needs, to include modular and manufactured homes, townhomes and condominiums, as well as traditionally stick framed construction.

In Management’s experience, the most effective business model for residential development and construction is to target the largest current and future segment of the market, which are primarily first-time and move-up purchasers. Accordingly, the optimum size and price range for a starter or first time- move up single family home is 1600 – 2000 square feet and $180,000 - $230,000. Townhomes and condominium preferred size and price range is 1400 – 1800 square feet and $170,000 - $220,000.

One aspect of the proposed business model is to construct entry level homes on a speculative basis. Speculative construction, where homes are constructed prior to sales, carry a greater inherent risk than homes which have been pre-sold, however due to the effects of the financial recession over the past 36 months the consumer is generally not as comfortable contracting for the purchase of a home prior to that home being in a condition to occupy within 2-4 weeks.  This diminution and continued lack of consumer confidence have caused the majority of home buyers to have concerns about the ability and solvency of the builder/developer with whom they are considering engaging. Speculative construction has comprised a majority of home sales over the last 24 months, and should be a significant portion of future ongoing business in the next 24-36 month period.

Though the general demographics, as well as the housing trends in New Jersey (and indeed generally throughout the country) are currently in a state of flux, with the economic events of the last several years as illustration, there are areas of the state, as well as the country, which have appreciated at a greater rate than others. Based on Management’s experiences over the last several decades, as well as continued analysis of the trends and fundamental demand factors in the New Jersey real estate market, the greatest opportunity for future appreciation lies in Ocean, Atlantic, Cumberland, Burlington, Gloucester,  Monmouth and Middlesex counties. The majority of these areas which fall within 1 hour driving time, serve as “bedroom” communities for the Atlantic City, New York and Philadelphia metropolitan areas. In management’s experience, the residential housing demand in this area, particularly in the market segments which the Company intends to address, enjoys a fundamental support level, based primarily on the volume of new casino and support services development both current and projected.

Employees

The Company currently is in the process of hiring or engaging up to 20 people, including, but not limited to, the following people listed below. As of March 31, 2011, the Company has not entered into any employment or consulting agreements.  Currently, some of these people are employed by General Properties LLC., a company wholly owned by Vincent C. Simonelli, for which he serves full time as President.

John Kennedy, VP Construction, Absecon, NJ

From 1987 to 1991, Mr. Kennedy was owner and General Manager of Jack Kennedy Construction, and specialized in the building of new homes and additions.  From 1992 through 2006, Mr. Kennedy worked as a Construction Project Manager for several national builders, including Toll Brothers and Ryan Homes.  In 2007, Mr. Kennedy joined Foxmoor Development as a Regional Superintendent and is currently overseeing the development of a 264 home active adult community.  Mr. Kennedy was formerly enlisted in the United States Marine Corp. and is OSHA certified.

April Martyn, VP Human Resources

Ms. Martyn began her career in 1985 at the Claridge Casino Hotel where she specialized in all aspects of Human Resources, specifically as the Manager of Employee/Labor Relations.  Since leaving the casino industry in 2001, Ms. Martyn began working at Foxmoor Development where she has held various positions from Secretary of Construction to Construction Site Supervisor.  Ms. Martyn is certified by the American Arbitration Association and has held the titles of Vice President and was a two term President of the National Management Association, Claridge Chapter.

Richard Pezzullo, VP Information Technology

Richard Pezzullo is a graduate of Cornell University and served 20 years in the US Army Reserve, attaining the rank of Major.  Since 1990, he has built and continues to run Netcentric Computer Solutions, which provides Information Technology and CTO/CIO services and currently support over 15,000 workstations in 60 locations throughout the US, UK, Japan and Morocco.

Mr. Pezzullo regularly advises managers on the operational  ramifications of decisions made regarding software deployment, employee retention and project implementation, and over the past 10 years his breadth of knowledge across industry lines has been beneficial to General Properties senior management.  Rich lives in Freehold, NJ with his wife and children, ages 10, 13 and 14.

MANAGEMENT POLICIES

It shall be the policy of management to conduct the business of the company under generally accepted practices, complying with all rules and regulations, which govern this type of business.  The Company has also adopted a Code of Ethics which must be followed by all members of the management team and which is filed as Exhibit 14.1 hereto.

Properties

As of December 31, 2010 and March 31, 2011, the Company has contracts for the purchase of two real estate development projects with costs aggregating $414,765 as of December 31, 2010 and March 31, 2011.

38 lots - Galloway Township

As of December 31, 2010 and March 30, 2011, the Company has accumulated project costs aggregating $277,728. The Company has also secured a contract to purchase 38 approved lots in the Galloway Township.  The Company’s interest in this property derives from a contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvement with the ability to file a subdivision map, create individual lots and commence construction of infrastructure. The Company will be improving the property, constructing homes and selling them.  The Company plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $219,900 to $259,900.  The aggregate purchase price for this property is $1,710,000 less a deposit of $200,000. The seller has agreed to hold a subordinated mortgage of $1,160,000.

Seaview Gardens – Monmouth County – Keansburg Property

As of December 31, 2010 and March 30, 2011, the Company has accumulated project costs aggregating $295,524. The Company has contracted for a 48-unit waterfront condo complex which includes 10,000 sq feet of retail space and is located in Monmouth County.  This development is fully improved and site construction could start during 2010.  The aggregate purchase price is $4,712,000 less a deposit of $$250,000.

Legal Proceedings

To the knowledge of the officers and directors of the Company, neither the Company nor any of its officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or litigation contemplated or threatened.  There are no judgments against the Company or its officers or directors.  None of the officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

We are a development stage corporation that will be a fully a integrated real estate company specializing in the development and construction of townhouses, single family homes and various residential properties located throughout the United States. We intend to focus primarily on real estate operations that will make best use of the experiences and abilities of our present management has created in New Jersey. Our principal real estate operations will be conducted initially in the southern part of the State of New Jersey.

Events and Uncertainties that are critical to our business

We have had limited operations and like all new businesses face certain uncertainties, including expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. We have had no any revenues since our inception. There is no guarantee that we will be able to generate sufficient sales to make our operations profitable. We may continue to have little or no sales and continue to sustain losses in the future. If we continue to sustain losses we will be forced to curtail our operations and go out of business.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

Revenue Recognition

Income Recognition

The Company will be primarily engaged in the development, construction and sale of residential homes. Revenues and cost of sales are recorded at the time each home sale is closed and title and possession have been transferred to the buyer. Closing normally occurs shortly after construction is substantially completed.

Land, land development and related costs (both incurred and estimated to be incurred in the future) are amortized to the cost of homes closed based upon the total number of homes the Company expects to construct in each community. Any changes resulting from a change in the estimated number of homes to be constructed or a change in estimated costs subsequent to the commencement of delivery of homes are allocated to the remaining undelivered homes in the community. Home construction and related costs are charged to the cost of homes closed under the specific identification method.

The estimated land, common area development and related costs of master planned communities (including the cost of common area facilities, net of their estimated residual value) are allocated to individual communities within a master planned community on a relative sales value basis. Any changes resulting from a change in the estimated number of homes to be constructed or a change in estimated costs are allocated to the remaining lots in each of the communities of the master planned community.

Land sales revenue and cost of sales are recorded at the time that title and possession of the property has been transferred to the buyer.

Warranty Costs:

Generally, the homebuyer is provided a limited warranty that is underwritten through a third party warrantor. This limited warranty covers defects in materials and workmanship for the first year after closing and defects in electrical, plumbing and mechanical systems for the first two years after closing. This limited warranty also covers major structural defects for up to 10 years after closing. The Company may have recourse against the subcontractors for claims relating to workmanship and materials. Estimated warranty costs are recorded at the time of closing.

Inventory

Inventory is stated at the lower of cost or fair value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In addition to direct land acquisition, land development and home construction costs, costs include interest, real estate taxes and direct overhead costs related to development and construction, which are capitalized to inventories during the period beginning with the commencement of development and ending with the completion of construction.

It takes approximately four to five years to fully develop, sell and deliver all the homes in one of the Company's typical communities. Longer or shorter time periods are possible depending on the number of home sites in a community. The Company's master planned communities, consisting of several smaller communities, may take up to 10 years to complete. Since the Company's inventory is considered a long-lived asset under accounting principles generally accepted in the United States, the Company is required to review the carrying value of each of its communities and write down the value of those communities for which it believes the values are not recoverable. When the profitability of a current community deteriorates or the sales pace declines significantly or some other factor indicates a possible impairment in the recoverability of the asset, the Company evaluates the property in accordance with the guidelines of SFAS No. 121. If this evaluation indicates an impairment loss should be recognized, the Company charges cost of sales for the estimated impairment loss in the period determined.

In addition, the Company reviews all the land held for future communities or future sections of current communities, whether owned or under contract, to determine whether or not it expects to proceed with the development of the land, and, if so, whether it will be developed in the manner originally contemplated. Based upon this review, the Company decides: (a) as to land that is under a purchase contract but not owned, whether the contract will be terminated or renegotiated; and (b) as to land the Company owns, whether the land can be developed as contemplated or in an alternative manner, or should be sold. The Company then further determines which costs that have been capitalized to the property are recoverable and which costs should be written off.

The Company capitalizes certain project marketing costs and charges them against income as homes are closed.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Investments in and Advances to Unconsolidated Entities

The trends, uncertainties or other factors that have negatively impacted the Company’s business and the industry in general have also impacted the unconsolidated entities in which the Company has investments. The Company reviews each of its investments in unconsolidated entities on a quarterly basis to determine the recoverability of its investment. The Company evaluates the recoverability of its investment in unconsolidated entities using similar methodology that it uses to evaluate its inventories. This evaluation entails a detailed cash flow analysis using many estimates including but not limited to expected sales pace, expected sales prices, expected incentives, costs incurred and anticipated, sufficiency of financing and capital, competition, and market conditions. When markets deteriorate and it is no longer probable that the Company can recover its investment in a joint venture, the Company impairs its investment. If a joint venture has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of the Company’s investment being impaired. See “Inventory” above for more detailed disclosure on the Company’s evaluation of inventory.

Income Taxes — Valuation Allowance

Significant judgment is required in estimating valuation allowances for deferred tax assets. In accordance with ASC 740, a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law. The Company periodically assesses the need for valuation allowances for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion. In the Company’s assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carryforward periods, its experience with operating loss and tax credit carryforwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, the Company assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. The Company bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. The Company’s accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carryforward period assumptions), it is reasonably possible that actual results could differ from the estimates used in the Company’s historical analyses. The Company’s assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. If the Company’s results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

Stock Based Compensation

As permitted under Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we have elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations including "Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” as codified in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 provides guidance for using fair value to measure assets and liabilities. ASC 820 also responds to investors’ requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The Company adopted ASC 820 with respect to financial instruments effective for its fiscal year beginning November 1, 2008. See Note 10, “Fair Value Disclosures” for information concerning the adoption of ASC 820. In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2 (“FSP 157-2”) (codified in ASC 820) which delays the effective date of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 applies to, but is not limited to, long-lived assets (asset groups) measured at fair value for an impairment assessment (i.e., inventory impairment assessments). FSP 157-2 defers the effective date for nonfinancial assets and nonfinancial liabilities of ASC 820 for the Company to November 1, 2009. The Company is currently evaluating the impact of ASC 820 related to nonfinancial assets and nonfinancial liabilities on the Company’s consolidated financial position, results of operations and cash flows.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” as codified in ASC 260, “Earnings per Share” (“ASC 260”). Under this FSP, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. This FSP is effective for the Company’s fiscal year beginning November 1, 2009 and requires retrospective application. The adoption of this FSP it is not expected to have a material impact on the Company’s reported earnings per share.

In April 2009, the FASB issued FSP No. FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1”) as codified in ASC 825. FSP 107-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosures about the fair value of financial instruments during interim reporting periods. FSP 107-1 is effective for interim and annual periods ending after June 15, 2009. The Company has included the required disclosures in its financial statements for the period ended October 31, 2009. The adoption of FSP 107-1 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” as codified in ASC 855, “Subsequent Events” (“ASC 855”). ASC 855 provides guidance regarding general standards of accounting for, and disclosures of, events that occur after the date of the balance sheet, but before financial statements are issued or are available to be issued. ASC 855 sets forth: (i) the period after the date of the balance sheet during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the date of the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the date of the balance sheet. ASC 855 was effective for interim periods ending after June 15, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 has not yet been codified. SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 is applicable for annual periods beginning after November 15, 2009 and interim periods therein and thereafter. SFAS 166 will be effective for the Company’s fiscal year beginning November 1, 2010. The Company is currently assessing the impact, if any, of SFAS 166 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 has not yet been codified. SFAS 167 eliminates FASB Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary of a variable interest entity, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 is effective for annual reporting periods beginning after November 15, 2009. Earlier application is prohibited. SFAS 167 will be effective for the Company’s fiscal year beginning November 1, 2010. The Company is currently assessing the impact, if any, of SFAS 167 on its financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“SFAS 168”), as codified in ASC 105 “Generally Accepted Accounting Principles” (“ASC 105”), as the single source of authoritative nongovernmental U.S. GAAP. ASC 105 did not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents were superseded and all other accounting literature not included in the codification is considered nonauthoritative. ASC 105 was effective for the Company’s fiscal 2009 annual reporting period and did not have an impact on the Company’s financial condition or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” (“ASU 2009-5”), which amends ASC 820 to provide additional guidance to clarify the measurement of liabilities at fair value in the absence of observable market information. ASU 2009-5 is effective for the Company beginning November 1, 2009. The adoption of ASU 2009-5 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Result of Operations for the Period From Inception, January 30, 2008 to December 31, 2010

We had no sales during the period from inception, January 30, 2008, to December 31, 2010.  Furthermore, we had no income for the year ended December 31, 2010 nor for the quarter ended March 31, 2011.  The Private Placement conducted on February 8, 2008 (the “February 2008 Private Placement”) generated approximately $ 497,894 from the sale of the 497,894 shares of the Company’s common stock and $80,000 in convertible debt from the sale of notes.   As of December 31, 2008, we have also issued an aggregate of 261,500 shares of common stock in consideration for consulting fees valued at $261,500 or $1.00 per share. As of December 31, 2009, we have issued an additional 1,667,616 shares of common stock valued at $1,667,616 or $1.00 per share in consideration for real estate consulting services.  As of September 30, 2010, we have issued an additional 825,000 shares of common stock valued at $965,000 or $1.00 per share in consideration for real estate consulting services.

We have contracted for 2 separate parcels of land for a total of 86 single-family and townhome lots as follows: Redwood Avenue – 38 lots, Seaview Gardens – 48 waterfront condos and commercial space. More thorough descriptions are below.

The properties which we have secured, as well as future acquisitions, are intended to offer a mixture of current construction operations, medium range development, engineering and approval work, and as well as future site infrastructure and improvements, in order to sell improved lots to other builders, whether regional, national or local.

During the next year we will begin active construction operations of single family homes in the 38 lot Redwood Avenue development in Galloway. We will continue to develop properties that we have under contract, as well as pursuing additional acquisition opportunities. In our opinion that the buyer’s market that currently exists applies to wholesale transactions as well. With new home prices at such affordable levels, land values at the acquisition level continue to be very reasonable.

It is the intention of present management to focus on a sales price range (primarily in the $200,000 to $250,000, range) that has provided sales of these types of moderately priced work-force houses, even in a  challenging real estate market like the present. Accordingly, we believe there continues to be  a substantial market for homes valued in this price range in the Southern part of New Jersey, and there will continue to be for the intermediate term, which we shall define as 5-7 years from this date. We believe that there is a unique opportunity to acquire property which is priced in such a manner as to allow for the development of “workforce housing”. Workforce housing shall be defined as market rate dwellings (either single-family homes, townhomes and condominiums) which sell in the price range described above, which are affordable, based on conservative lending criteria, to the median 2-income family local to the region.

38 lots - Galloway Township-Redwood Ave.

The Company has also secured a contract to purchase 38 approved lots in the Galloway Township.  The Company’s interest in this property derives from a contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvement with the ability to file a subdivision map, create individual lots and commence construction of infrastructure. This property is located in a region which is considered to be a primary building region – the Atlantic City Metro area – and accordingly the Company will be improving the property, constructing homes and selling them.  The Company plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $219,900 to $249,900. Management expects the revenue derived from the property to accrete to 2012 earnings.

Seaview Gardens – Monmouth County

The Company has contracted for a 48 unit waterfront condo complex which includes 10000 sq feet of retail space and is located in Monmouth county.  This development is fully improved and site construction could start upon receipt of a funding commitment from a lender. The Company has a significant investment in this property, totaling over $250,000. This development is located on a bus line to Manhattan, as well as within minutes to 2 high speed ferries and it is anticipated that a commuters and end home buyers will be equally divided in their interest in this product. The condos are 1500 – 1800 sq feet and all offer unobstructed water views.  Management expects the revenue derived from the property to accrete to 2012 earnings.

There are no formal or written agreements with respect to the advance of funds to us by our officers. Such funds will be disbursed on an as needed basis until this Offering closes. Mr. Simonelli, has advanced funds to us to cover the costs associated with the filing of this private placement memorandum, including, attorneys and accountants fees and State filing fees. Our officers, directors and affiliates are not legally bound to provide funding to us. If Mr. Simonelli does not pay for these expenses, we will be forced to obtain funding. We currently do not have any arrangements to obtain additional financing other than through this private placement memorandum. In view of our limited operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us. If we are not able to obtain funding from other sources, we may not be able to complete this Offering. If we are unable to complete this offering, and we are not able to obtain funding to commence sales and marketing of our product and Mr. Simonelli cannot dedicate the needed time to complete the acquisition of marketable properties, we may be forced to go out of business as a result.

Liquidity and Capital Resources

As of December 31, 2010, we had cash of $485 as compared to $313,662 as of December 31, 2008. As of December 31, 2010, net cash used by operating activities aggregated $3,516 and net cash used by operating activities of $92,473 as of December 31, 2009. Based upon our current cash reserves and forecasted operations, we believe that we will need to obtain at least $250,000 in outside funding to implement our plan of operation over the next twelve months. Based on our current cash balance, and the desire of Mr. Vincent Simonelli to continue funding our operations at a minimal level, management believes that we can satisfy our cash requirements for the next twelve months. Our President, Vincent C. Simonelli, has indicated his preparedness to fund our business until we are able to complete this offering. However, there are no formal or written agreements with respect to the advance of funds to the Company by our officers, directors and affiliates for payment of said costs. Accordingly, our officers, directors and other affiliates are not legally bound to provide funding to us. Because of our limited operations, if our officers and directors do not pay for our expenses, we will be forced to obtain funding. We currently do not have any arrangements to obtain additional financing from other sources. In view of our limited operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us.

As of December 31, 2010, the Company has been funded through the resources of management through the contributions of cash from Company’s President, aggregating $10,000 and the proceeds received through the February 2008 Private Placement, aggregating $497,894 from the sale of common stock units and 8% convertible notes aggregating $80,000. As of December 31, 2009, we have issued an aggregate of 12,000,000 shares of common stock to Mr. Vincent Simonelli, President of the Company, for an aggregate consideration of $10,000 or $0.001 per share  and the contribution of office equipment valued at $2,000.  In addition we have issued an aggregate of 261,500 shares of common stock in consideration for consulting services valued at $261,500 or $1.00 per share as of December 31, 2008 and issued an aggregate of 1,667,616 shares of common stock as of December 31, 2009 in consideration for consulting services valued at $1,667,616 or $1.00 per share. As of September 30, 2010, Dream Homes has issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share.

As of March 31, 2011, we had cash of $89 as compared to $4,129 as of March 31, 2010. As of  March 31, 2011, net cash used by operating activities aggregated $805 as compared to net cash used by operating activities of $593 as of March 31, 2010.

Due to the operating losses that we have suffered from the date of our organization, in their report on the financial statements for the period from inception, January 30, 2008 to December 31, 2010, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

Liquidity and Capital Resources

As of March 31, 2011, we had cash of $89. As of March 31, 2011, net cash used by operating activities aggregated $805. Based upon our current cash reserves and forecasted operations, we believe that we will need to obtain at least $250,000 in outside funding to implement our plan of operation over the next twelve months. Based on our current cash balance, and the desire of Mr. Vincent Simonelli to continue funding our operations at a minimal level, management believes that we can satisfy our cash requirements for the next twelve months. Our President, Vincent C. Simonelli, has indicated his preparedness to fund our business until we are able to complete this offering. However, there are no formal or written agreements with respect to the advance of funds to the Company by our officers, directors and affiliates for payment of said costs. Accordingly, our officers, directors and other affiliates are not legally bound to provide funding to us. Because of our limited operations, if our officers and directors do not pay for our expenses, we will be forced to obtain funding. We currently do not have any arrangements to obtain additional financing from other sources. In view of our limited operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us.

As March 31, 2011, the Company has been funded through contributions of cash from, Vincent Simonelli, the Company’s President, aggregating $10,000.  As of June 30, 2008, Vincent Simonelli has been issued 10,000,000 shares of Common Stock in consideration of the $10,000 contribution (or $0.001 per share).  Further, the Company received proceeds through the February 2008 Private Placement, aggregating $577,894 through the sale of Common Stock and 8% convertible notes.

Due to the operating losses that we have suffered from the date of our organization, in their report on the financial statements for the period from inception, January 30, 2008 to December 31, 2010, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

MANAGEMENT

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name of Director or			Date of Position
Executive Officer	Age	Current Position and Office	& Term of Office

Vincent Simonelli	45	Chairman, Chief Executive Officer,	September 2008
		& Chief Financial Officer	Term: one year
Richard Pezzullo	53	Director	June 2011, One Year

Vincent Simonelli, CEO, Director and President

Dream Homes’ senior manager and principal, Vincent C. Simonelli, has over 20 years of active experience in real estate finance, development, construction and marketing. Currently, Mr. Simonelli is President and sole director for Foxmoor Development Inc., a holding company comprised of 7 subsidiaries including Foxmoor at Bayville Corp., Foxmoor at Egg Harbor Corp., Foxmoor at Galloway Corp., Foxmoor at Absecon Corp., Foxmoor at Hampton Court Corp., Foxmoor at Woodcrest Fields Corp., and is Managing Member of Foxmoor at Newfield LLC., Foxmoor at Buena LLC., and Foxmoor at Hamilton LLC. Since the mid 1990’s, Mr. Simonelli has developed, built and marketed over 200,000 square feet of commercial and over 750 residential dwellings. Mr. Simonelli’s knowledge of the developmental and approval process throughout New Jersey makes him qualified to lead the Company in its real estate acquisition and development efforts. Mr. Simonelli attended Montclair State College, the NY Institute of Finance, and Ocean County College.

Richard Pezzullo, Director

Richard Pezzullo is a graduate of Cornell University and served 20 years in the US Army Reserve, attaining the rank of Major.  Since 1990, he has built and continues to run Netcentric Computer Solutions, which provides Information Technology and CTO/CIO services and currently support over 15,000 workstations in 60 locations throughout the US, UK, Japan and Morocco.

Mr. Pezzullo regularly advises managers on the operational  ramifications of decisions made regarding software deployment, employee retention and project implementation, and over the past 10 years his breadth of knowledge across industry lines has been beneficial to Foxmoor Holdings’ senior management.  Rich lives in Freehold, NJ with his wife and children, ages 10, 13 and 14.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 of the Company’s outstanding common stock as of June 30, 2010 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. The figures are based on a total of 15,252,010 common shares as of March 31, 2011.

Beneficial ownership means sole and shared voting power or investment power with respect to a security. In computing the number and percentage of shares beneficially owned by a person, shares of Common Stock subject to options and/or warrants currently exercisable, or exercisable at a later date, are counted as outstanding, but these shares are not counted as outstanding for computing the percentage ownership of any other person. At this time, however, there are no such options or warrants granted or outstanding.

IDENTITY OF PERSON OR GROUP	ACTUAL AMOUNT OF SHARES OWNED	ACTUAL PERCENT OF SHARES OWNED	CLASS
Vincent Simonelli, Chairman/CEO/CFO	12,000,000	78.68%	Common
TOTAL	12,000,000	78.68%	Common

EXECUTIVE COMPENSATION

The members of the Board of Directors oversee compensation and benefits, i.e., option and warrant grants, to employees and service providers.

The following table sets forth summary information regarding compensation paid for the years ended December 31, 2008, 2009 and 2010 to the officers of the Company.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($)	Total ($)
Vincent Simonelli/CEO (2)	2010	-	-	-	-	-	-	-	-
	2009	-	-	-	-	-	-	-	-
	2008	-	-	-	-	-	-	-	-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of December 31, 2010, and December 31, 2009, we had issued an aggregate of 15,252,010 and 14,427,010 shares, respectively, of common stock.  As of December 31, 2009, the Company had set up an employee stock grant program with an aggregate of 500,000 shares of common stock to be issued from time to time as directed by the Board of Directors to employees who have rendered services valuable to the development of the Company at a consideration representing the market value of the stock at the time of issuance. The Company is allocating 500,000 shares from the authorized but unissued common stock for future planning purposes to allow creation of this plan.

As of January 31, 2008, the Company had issued an aggregate of 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share.

As of April 30, 2008, the Company had sold an aggregate of 497,894 shares of common stock for $497,894 or $1.00 per share.

As of June 30, 2008, the Company had sold an aggregate of $80,000 in 8% convertible Notes.

As of December 31, 2008 the Company had issued an aggregate of 261,500 shares of common stock to approximately 22 individuals as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share.

As of December 31, 2009, the Company had issued an aggregate of 1,667,616 shares of common stock to approximately to 19 individuals in consideration of $1,667,616 in consulting services valued at $1.00.

As of September 30, 2010, the Company had issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share.

As of March 31, 2011, we have issued an aggregate of 15,251,010 shares of common stock.  The Company has not yet created an employee stock grant program, but plans to do so in the future, allocating an aggregate of 500,000 shares of common stock to be issued from time to time as directed by the Board of Directors to employees who have rendered services valuable to the development of the Company at a consideration representing the market value of the stock at the time of issuance. The Company anticipates utilization of 500,000 shares from the unissued but authorized common stock.

DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SECURITIES

The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request.

Common Shares

The Company's authorized capital stock consists of 100,000,000 shares of Common Stock with a $0.001 par value, and 5,000,000 shares of Preferred Stock, also having a $0.001 par value.  The Company is authorized to issue up to 5,000,000 shares of preferred stock at $.001 par value each share.  The rights and privileges will be defined by the board of directors from time to time as needed.

As of the date of this filing, the Company has 15,252,010 shares of its Common Stock outstanding.  The Company has reserved a sufficient number of shares of Common Stock for issuance pursuant to this Offering from its authorized, but unissued shares. The shares of Preferred Stock issuable upon completion of the Offering will be fully paid and non-assessable, when issued in accordance with the terms of the Offering.

Preferred Shares

As of the date of this Offering Memorandum, the Company has -0- shares of its Preferred Stock outstanding.  Each share of Preferred Stock, when issued, may be converted by the holder at any time into the Company’s Common Stock at the rate of $1.00 per Common share issued.  Shares of Preferred Stock are entitled to two (2) votes for every share for any matter that is submitted to the Company’s shareholders for vote.  Holders of Preferred Stock are also entitled to a five percent (5%) dividend rate, payable in cash or additional shares of Preferred Stock, and are granted a priority claim against the Company’s assets in the event of liquidation.

Dividend Policy

Holders of the Company's Preferred and Common Stock are entitled to receive dividends when declared by the Board of Directors from funds legally available for distribution.  Any such dividends may be paid in cash, property or shares of the Company common stock.  The Company has not paid any dividends since its inception, and it is not likely that any dividends on its Common Stock will be declared at any time in the foreseeable future.  Any dividends will be subject to the discretion of the Company's Board of Directors, and will depend upon, among other things, the operating and financial condition of the Company, its capital requirements and general business conditions.  Therefore, there can be no assurance that any dividends on the Company's Common Stock will be paid in the future.

Transfer agent and registrar

The transfer agent of our common stock is Jersey Transfer & Trust whose address is 201 Bloomfield Ave, Verona, New Jersey 07044.

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

As of January 31, 2008, we issued 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share.  This issuance was under the auspices of Rule 4(2).

As of April 30, 2008, the Company had sold an aggregate of 497,894 shares of common stock for $497,894 or $1.00 per share.

As of June 30, 2008, we sold an aggregate of $80,000 in 8% convertible Notes.

As of December 31, 2008 we issued an aggregate of 261,500 shares of common stock to 22 individuals as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share.  This issuance was under the auspices of Rule 4(2).

As of December 31, 2009, we issued an aggregate of 1,667,616 shares of common stock to 19 individuals in consideration of $1,667,616 in consulting services valued at $1.00, under the auspices of Rule 4(2).

As of September 30, 2010, we issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share, also under Rule 4(2).

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the issuance of these shares to the shareholders listed above and to permit the resale of these shares of Common Stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the sellers of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. The sellers may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker–dealers, the sellers will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•         on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•         in the over-the-counter market;

•         in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•         through the writing of options, whether such options are listed on an options exchange or otherwise;

•         in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         through an exchange distribution in accordance with the rules of the applicable exchange;

•         in privately negotiated transactions;

•         through short sales;

•         through sales pursuant to Rule 144;

•         in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•         through a combination of any such methods of sale; and

•         by any other method permitted pursuant to applicable law.

If the sellers effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the sellers or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the sellers may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The sellers may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The sellers may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The sellers may pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus. The sellers also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The sellers and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the sellers and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The sellers and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the sellers and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dieterich & Mazarei, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2009 and 2010, included in this prospectus have been audited by LGG & Associates, P.C., with an address of 305 Suwanee Drive, Lawrenceville, Georgia, 30043, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC's web site at http://www.sec.gov.

DREAM HOMES LIMITED

INDEX TO FINANCIAL STATEMENTS

Balance Sheets

Statements of Operations

Statements of Changes in Stockholders’ Equity

Statements of Cash Flow

Notes to the Financial Statements

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

ON THE AUDITED FINANCIAL STATEMENTS

To the Stockholders and Board of Directors

DREAM HOMES LIMITED

Forked River, New Jersey

In accordance with the terms and objectives of our engagement, we have audited the accompanying balance sheets of DREAM HOMES LIMITED (A Development Stage Enterprise) as of December 31, 2010, 2009, and 2008, and the related statements of operations and cash flows for the years ended December 31, 2010 and 2009 and from inception (January 29, 2008) through December 31, 2010 and 2008, and the statement of changes in stockholders’ equity from inception (January 29, 2008) through December 31, 2010.  DREAM HOMES LIMITED management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan our audits to obtain reasonable assurance about whether the financial statements are free of material misstatements.  DREAM HOMES LIMITED is not required, at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of DREAM HOMES LIMITED’s internal control over financial reporting.  Accordingly, we do not express such an opinion.

An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of DREAM HOMES LIMITED as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph of this report present fairly, in all material respects, the financial position of DREAM HOMES LIMITED at December 31, 2010, 2009, and 2008, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009, and from inception(January 29, 2008) through December 31, 2009 and 2008, and the changes in stockholders’ equity from inception (January 6, 2008) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared and are presented assuming that DREAM HOMES LIMITED will continue as a going concern. As discussed in the notes to the financial statements and elsewhere in this Form S-1, DREAM HOMES LIMITED has incurred cash and significant non-cash operating losses for the years ended December 31, 2010 and 2009, and from inception (January 29, 2008) through December 31, 2010 and 2009, has no revenue from the sale of homes, and has not commenced planned principal business operations. There is no assurance that DREAM HOMES LIMITED can reverse its operating losses, or that it can raise additional debt or equity capital to allow it to proceed with its planned future operations.

These factors, among others, raise substantial doubt about DREAM HOMES LIMITED’s ability to continue as a going concern. DREAM HOMES LIMITED’S management plans regarding these matters are disclosed in the notes to the financial statements and elsewhere in this Form S-1. These financial statements do not include any adjustments related to the recoverability of recorded asset values that might be necessary from an unfavorable resolution of this significant uncertainty.

/s/ LGG & Associates, PC

LGG & Associates, PC

Certified Public Accountants and

     Management Consultants

Lawrenceville, Georgia

Friday, April 15, 2011

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

ON THE UNAUDITED FINANCIAL INFORMATION

To the Stockholders and Board of Directors

DREAM HOMES LIMITED

Forked River, New Jersey

In accordance with the terms and objectives of our engagement, we have reviewed the accompanying balance sheet of DREAM HOMES LIMITED (A Development Stage Enterprise) as of March 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows for the three months ended March 31, 2011 and 2010.  These financial statements are the responsibility of DREAM HOMES LIMITED’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  A review (as defined by the Public Company Accounting Oversight Board (United States)) is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to in the first paragraph of this report for them to be in conformity with accounting principles generally accepted in the United States of America.

We audited the accompanying financial statements as of December 31, 2010, 2009,  and 2008, and the related statements of operations and cash flows for the years ended December 31, 2010 and 2009, and from inception (January 29, 2008) through December 31, 2010 and 2008, and the statement of changes in stockholders’ equity from inception (January 29, 2008) through December 31, 2010, and we expressed an unqualified opinion on them in our report dated Friday, April 15, 2011.  We have not performed any auditing procedures since that date.

The accompanying financial statements assume that DREAM HOMES LIMITED will continue as a going concern. As discussed in the notes to the financial statements and elsewhere in this Form S-1, DREAM HOMES LIMITED has incurred cash and significant non-cash operating losses for the three months ended March 31, 2011 and 2010, and from inception (January 29, 2008) through March 31, 2011 and 2010, has no revenue from sales of products or services, and has not commenced planned principal business operations. There is no assurance that DREAM HOMES LIMITED can reverse its operating losses, or that it can raise additional debt or equity capital to allow it to proceed with its planned future operations.

These factors, among others, raise substantial doubt about DREAM HOMES LIMITED’s ability to continue as a going concern. DREAM HOMES LIMITED’s management plans regarding these matters are disclosed in the notes to the financial statements and elsewhere in this Form S-1. These interim financial statements do not include any adjustments related to the recoverability of recorded asset values that might be necessary from an unfavorable resolution of this significant uncertainty.

/s/ LGG & Associates, PC

LGG & Associates, PC

Certified Public Accountants and

     Management Consultants

Lawrenceville, Georgia

Friday, May 20, 2011

Dream Homes Limited
(Formerly Foxmoor Holdings Corp)
(A Development Stage Enterprise)

Balance Sheets

March 31, 2011 and 2010 (unaudited) and
December 31, 2010, 2009, and 2008

	March 31,		December 31,
ASSETS	2011	2010	2010	2009	2008

Cash and cash equivalents	$89	$4,129	$485	$651	$313,662
Property held for development	414,765	414,765	414,765	414,765	226,858
Due from related parties	84,986	222,586	84,986	217,581	181,926
Miscellaneous receivables	-	-	-	4,970	-
Office equipment, net	1,192	1,300	1,000	1,400	1,800

Total assets	$501,032	$642,780	$501,236	$639,367	$724,246

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Note payable, including accrued interest	$92,267	$85,867	$90,667	$84,267	$81,067
Due to related parties	31,044	141,100	27,344	136,494	136,000
Accounts payable	15,793	14,000	14,000	14,500	21,500

Total liabilities	139,104	240,967	132,011	235,261	238,567

Stockholders' equity:
Par value common stock:
Paid-in	10,512	10,512	10,512	10,512	10,512
Exchanged for consulting services	4,740	4,740	4,740	3,915	2,247
Total	15,252	15,252	15,252	14,427	12,759

Capital in excess of par value:
Paid-in	511,382	511,382	511,382	511,382	511,382
Exchanged for consulting services	2,737,376	2,737,376	2,737,376	1,913,201	247,253
Total	3,248,758	3,248,758	3,248,758	2,424,583	758,635

Total capitalization	3,264,010	3,264,010	3,264,010	2,439,010	771,394
Accumulated deficit during the development stage	(2,902,082)	(2,862,197)	(2,894,785)	(2,034,904)	(285,715)

Net stockholders' equity	361,928	401,813	369,225	404,106	485,679

Total liabilities and stockholders' equity	$501,032	$642,780	$501,236	$639,367	$724,246

See the accompanying notes to the financial statements and
the reports of independent certified public accountants.

Dream Homes Limited
(Formerly Foxmoor Holdings Corp)
(A Development Stage Enterprise)

Statements of Operations

Three Months Ended March 31, 2011 and 2010 (unaudited), and
for the Years Ended December 31, 2010 and 2009, and from
Inception (January 29, 2008) through December 31, 2008, and from
Inception (January 29, 2008) through December 31, 2010

					From Inception (January 29, 2008)
	Three Months ended March 31,		Years ended December 31,		through December 31,
	2011	2010	2010	2009	2008	2010

Revenue from the sale of homes	$-	$-	$-	$-	$-	$-

Cost of homes sold	-	-	-	-	-	-

Gross profit from sale of homes	-	-	-	-	-	-

Operating Expenses:
Common stock issued for consulting services	-	825,000	825,000	1,667,616	261,500	2,754,116
Professional fees accrued or paid with cash	2,500	-	9,000	28,600	53,627	91,227
Selling, general, and administrative	97	93	366	6,993	486	7,845
Rent	3,000	3,000	12,000	12,000	11,000	35,000
Depreciation	100	100	400	400	200	1,000

Total operating expenses	5,697	828,193	846,766	1,715,609	326,813	2,889,188

Loss from operations	(5,697)	(828,193)	(846,766)	(1,715,609)	(326,813)	(2,889,188)

Other income (deductions):
Gain on forgiveness of related party debt	-	-	125,000	-	-	125,000
Loss on write-off of related party note receivable	-	-	(141,715)	-	-	(141,715)
Losses from write-off of failed opportunities	-	-	-	(55,150)	-	(55,150)
Gains from write-off of failed opportunities	-	-	-	17,970	37,300	55,270
Interest income	-	2,500	10,000	10,000	8,065	28,065
Interest expense	(1,600)	(1,600)	(6,400)	(6,400)	(4,267)	(17,067)

Net loss	$(7,297)	$(827,293)	$(859,881)	$(1,749,189)	$(285,715)	$(2,894,785)

See the accompanying notes to the financial statements and
the reports of independent certified public accountants.

Dream Homes Limited
(Formerly Foxmoor Holdings Corp)
(A Development Stage Enterprise)

Statement of Changes in Stockholders' Equity

Three Months Ended March 31, 2011 and 2010 (unaudited), and
from Inception (January 29, 2008) through December 31, 2010

				Deficit
				Accumulated
				During the
	Common Stock		Additional	Development
	Shares	Amount	Paid-in Capital	Stage	Total

Issuance of common stock to Vincent Simonelli for cash	10,000,000	$10,000	$-	$-	$10,000

Issuance of common stock to Vincent Simonelli for office equipment	2,000,000	2,000	-	-	2,000

Issuance of common stock to unrelated parties for cash	511,894	498	497,396	-	497,894

Issuance of common stock for consulting services	247,500	261	261,239	-	261,500

Net loss from inception (January 29, 2008) through December 31, 2008	-	-	-	(285,715)	(285,715)

Balance, December 31, 2008	12,759,394	12,759	758,635	(285,715)	485,679

Issuance of common stock for consulting services	1,667,616	1,668	1,665,948	-	1,667,616

Net loss for the year ended December 31, 2009	-	-	-	(1,749,189)	(1,749,189)

Balance, December 31, 2009	14,427,010	14,427	2,424,583	(2,034,904)	404,106

Issuance of common stock for consulting services	825,000	825	824,175	-	825,000

Net loss for the three months ended March 31, 2010	-	-	-	(827,293)	(827,293)

Balance, March 31, 2010	15,252,010	15,252	3,248,758	(2,862,197)	401,813

Net loss for the nine months ended December 31, 2010	-	-	-	(32,588)	(32,588)

Balance, December 31, 2010	15,252,010	15,252	3,248,758	(2,894,785)	369,225

Net loss for the three months ended March 31, 2011	-	-	-	(7,297)	(7,297)

Balance, March 31, 2011	15,252,010	$15,252	$3,248,758	$(2,902,082)	$361,928

See the accompanying notes to the financial statements and
the reports of independent certified public accountants.

Dream Homes Limited
(Formerly Foxmoor Holdings Corp)
(A Development Stage Enterprise)

Statements of Cash Flows

Three Months Ended March 31, 2011 and 2010 (unaudited), and
for the Years ended December 31, 2010 and 2009, and from
Inception (January 29, 2008) through December 31, 2008, and from
Inception (January 29, 2008) through December 31, 2010

					From Inception (January 29, 2008)
	Three Months ended March 31,		Years ended December 31,		through December 31,
	2011	2010	2010	2009	2008	2010
Cash flows from operating activities:
Net loss	$(7,297)	$(827,293)	$(859,881)	$(1,749,189)	$(285,715)	$(2,894,785)
Adjustments for non-cash and non-operating items:
Common stock issued for consulting services	-	825,000	825,000	1,667,616	261,500	2,754,116
Gain on forgiveness of related party debt	-	-	(125,000)	-	-	(125,000)
Loss on write-off of related party note receivable	-	-	141,715	-	-	141,715
Interest income	-	(2,500)	(3,650)	(7,500)	(5,565)	(16,715)
Interest expense	1,600	1,600	6,400	3,200	1,067	10,667
Depreciation	100	100	400	400	200	1,000
Rent	3,000	3,000	12,000	-	11,000	23,000
Accounts payable	1,792	(500)	(500)	(7,000)	21,500	14,000

Net cash flows from operating activities	(805)	(593)	(3,516)	(92,473)	3,987	(92,002)

Cash flows from investing activities:
Miscellaneous receivables	-	4,970	4,970	(4,970)	-	-
Property held for development	-	-	-	(187,906)	(226,858)	(414,764)
Office equipment	(292)	-	-	-	-	-
Inter-company advances:
Note receivable - Foxmoor @ Absecon, LLC	-	2,250	-	-	(125,000)	(125,000)
Foxmoor @ Hamilton, LLC	-	(2,000)	(2,000)	-	-	(2,000)
Foxmoor @ Galloway Corp	-	(2,755)	(3,356)	-	-	(3,356)
Foxmoor @ Little Egg Harbor, LLC	-	-	-	(6,500)	-	(6,500)
Covered Bridge Sportsplex Corp	-	-	-	(13,836)	-	(13,836)
Foxmoor @ Newfield, LLC	-	-	-	(5,500)	-	(5,500)
VCS Holdings, LLC	-	-	(3,470)	(2,320)	(51,361)	(57,151)

Net cash flows from investing activities	(292)	2,465	(3,856)	(221,032)	(403,219)	(628,107)

Cash flows from financing activities:
Common stock issued for cash	-	-	-	-	507,894	507,894
Issued convertible debenture note payable	-	-	-	-	80,000	80,000
Inter-company advances:	-	-
Note payable - VCS Holdings, LLC	-	-	-	-	125,000	125,000
General Property Investments, LLC	700	-	5,600	-	-	5,600
Twin Lakes, LLC	-	2,100	2,100	-	-	2,100
Foxmoor @ Galloway Corp	-	(494)	(494)	494	-	-

Net cash flows from financing activities	700	1,606	7,206	494	712,894	720,594

Net change in cash and cash equivalents	(397)	3,478	(166)	(313,011)	313,662	485

Beginning cash and cash equivalents	485	651	651	313,662	-	-

Ending cash and cash equivalents	$88	$4,129	$485	$651	$313,662	$485

See the accompanying notes to the financial statements and
the reports of independent certified public accountants.

DREAM HOMES LIMITED

(Formerly Foxmoor Holdings Corp)

(A Development Stage Enterprise)

Notes to the Financial Statements

Three Months Ended March 31, 2011 and 2010 (unaudited), and

for the Years Ended December 31, 2010 and 2009, from

Inception (January 29, 2008) through December 31, 2008, and from

Inception (January 29, 2008) through December 31, 2010

1. Significant Accounting Policies

Dream Homes Limited (formerly Foxmoor Holdings Corp), (“Dream Homes”), is a Nevada corporation formed on January 29, 2008 with 105,000,000 shares of capital stock authorized of which 100,000,000 shares are common stock; $.001 par value, and 5,000,000 shares are preferred stock; $.001 par value.

As of March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008, there were 15,252,010, 15,252,010, 15,252,010, 14,427,010, and 12,759,394 common shares issued and outstanding, respectively.

At no time from inception (January 29, 2008) through March 31, 2011 were any preferred shares issued or outstanding.

The issuance of the common shares resulted in the following cash collections and exchanged for consulting services or property capitalization:

                                                                                                                         2010            2009                2008

                Cash collected                                                                      $      507,894   $  507,894       $  507,894

                Exchanged for consulting services                                        2,756,116    1,931,116           263,500

                                Total                                                                        $ 3,264,010  $ 2,439,010        $ 771,394

The issuance of these common shares in exchange for consulting services property resulted in significant non-cash expenses and losses in determining the results of operations.

Nature of Business

Dream Homes is primarily engaged in speculative home building in New Jersey.  The principal home building operations will be centered in the southern part of the State.  Dream Homes intends to own and develop land, primarily in various locations in the southern part of New Jersey.  Dream Homes’ operations will include the development and sale of residential communities, including construction of semi-custom homes, mid-priced single- and multi-family homes.

Dream Homes is considered to be a development stage enterprise as defined in accounting principles generally accepted in the United States of America with little operating history.  Dream Homes is dependent upon the resources of Dream Homes' management and its ability to raise or borrow additional funds to continue to exist.  Dream Homes is in the process of acquiring properties for development and will require additional funds to complete the process of building, site development, and implement Dream Homes' marketing program.

Property Acquisitions

As of March 31, 2011 and 2010 (unaudited) and December 31, 2010 and 2009, Dream Homes has two properties under contract with investments in security deposits, site planning, engineering studies, and land tests aggregating $414,765 and $414,765, respectively.  Once the various approvals from the municipalities have been obtained, the process of purchasing the properties will be completed.  As of March 31, 2011 and 2010 (unaudited) and December 31, 2010, the aggregate balance due on the properties to complete their purchase is $5,400,000.

38 lots - Galloway Township

As of December 31, 2010 and 2009, Dream Homes has accumulated project costs aggregating $260,732.  Dream Homes has secured a contract to purchase 38 approved lots in the Galloway Township.  Dream Homes’ interest in this property derives from a contract to purchase and is subject to obtaining full and complete approvals for a Sewer Extension and Road Improvement with the ability to file a subdivision map, create individual lots and commence construction of infrastructure.  Dream Homes will be improving the property, constructing homes and selling them.  Dream Homes plans to target entry-level as well as first time-move up buyers, with homes projected to sell within a range of $249,900 to $289,900.  Site work was scheduled to commence in the middle of 2010.  The aggregate purchase price for this property is $1,710,000 less a deposit of $200,000.  The seller has agreed to hold a subordinated mortgage of $1,160,000.

Seaview Gardens – Monmouth County – Keansburg Property

As of December 31, 2010 and 2009, Dream Homes has accumulated project costs aggregating $154,033.  Dream Homes has contracted for a 48 unit waterfront condo complex which includes 10,000 square feet of retail space and is located in Monmouth county.  This development is fully improved and site construction could have started in 2010.  The aggregate purchase price is $4,712,000 less a deposit of $250,000.

Construction Work-In-Progress Inventory

Construction work-in-progress inventory will be stated at the lower of cost or fair value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of".  In addition to direct land acquisition, land development, and home construction costs, costs will include interest, real estate taxes, and direct overhead costs related to development and construction, which will be capitalized to inventories during the period beginning with the commencement of development and ending with the completion of construction.

It takes approximately four to five years to fully develop, sell, and deliver all the homes in one of Dream Homes' typical communities.  Longer or shorter time periods are possible depending on the number of home sites in a community.  Dream Homes' master planned communities, consisting of several smaller communities, may take up to 10 years to complete.  Since Dream Homes' inventory will be considered a long-lived asset under accounting principles generally accepted in the United States of America, Dream Homes is required to review the carrying value of each of its communities and write down the value of those communities for which it believes the values are not recoverable.  When the profitability of a current community deteriorates or the sales pace declines significantly or some other factor indicates a possible impairment in the recoverability of the asset, Dream Homes evaluates the property in accordance with the guidelines of SFAS No. 121.  If this evaluation indicates an impairment loss should be recognized, Dream Homes will charge cost of sales for the estimated impairment loss in the period determined.

In addition, Dream Homes’ will review all the land held for future communities or future sections of current communities, whether owned or under contract, to determine whether or not it expects to proceed with the development of the land, and, if so, whether it will be developed in the manner originally contemplated.  Based upon this review, Dream Homes will decide: (a) as to land that is under a purchase contract but not owned, whether the contract will be terminated or renegotiated; and (b) as to land Dream Homes owns, whether the land can be developed as contemplated or in an alternative manner, or should be sold.  Dream Homes will then further determines which costs that have been capitalized to the property are recoverable and which costs should be written off.

Dream Homes will capitalize certain project marketing costs and charge them against income as homes are closed.  As of December 31, 2010, 2009, and 2008 Dream Homes has capitalized an aggregate of none in such costs.

Warranty Costs

Generally, a homebuyer will be provided a limited warranty that is underwritten through a third party warrantor.  This limited warranty will cover defects in materials and workmanship for the first year after closing and defects in electrical, plumbing, and mechanical systems for the first two years after closing.  This limited warranty will also cover major structural defects for up to 10 years after closing.  Dream Homes may have recourse against subcontractors for claims relating to workmanship and materials.  Estimated warranty costs will be recorded at the time of closing.

Advertising Costs

Dream Homes expenses advertising costs as incurred except as described under construction work-in-progress inventory.  Advertising costs incurred for the years ended December 31, 2010 and 2009, from inception (January 29, 2008) through December 31, 2008, and from inception (January 29, 2008) through December 31, 2010 were none, none, none, and none, respectively.

Insurance Costs

Dream Homes accrues for the expected costs associated with the deductibles and self-insured retentions on its various insurance policies.

Offering Costs

Offering costs incurred by Dream Homes in connection with the proposed registration statement will be expensed as incurred.

Net Income (Loss) Per Share

Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, Earnings Per Share.  Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

Disclosure of these computations is considered immaterial and, therefore, has not been presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes.  Actual results could differ materially from these estimates.

On an ongoing basis, Dream Homes evaluates its estimates, including those related to revenue recognition, accounts receivable allowance, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, deemed value of common stock for the purpose of determining stock-based compensation, and income taxes, among others.  Dream Homes bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Dream Homes’ board of directors determines the fair market value of Dream Homes’ common stock in the absence of a public market for these shares.

Fair Value of Financial Instruments

The carrying amounts of Dream Homes’ financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities, approximate fair value because of their short maturities.

Going Concern

The accompanying financial statements have been prepared and are presented in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of Dream Homes’ as a going concern.

Dream Homes’ has incurred net losses of $2,894,785 (inclusive of consulting services exchanged for common stock of $2,740,116) from inception (January 29, 2008) through December 31, 2010.  Dream Homes’ also has a liquidity deficit as of December 31, 2010 of $104,182 (this excludes amounts due from related parties of $84,986 and due to related parties of $27,344).  There is no assurance that Dream Homes can reverse its cash/accrual basis operating losses, or that it can raise additional capital to allow it to continue its planned operations.  These factors raise substantial doubt about Dream Homes’ ability to continue as a going concern.  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

Management expects that Dream Homes will continue to experience negative cash flows from operations and net losses for the foreseeable future or until Dream Homes completes the acquisition of properties and converts them into profit making inventory.  Based upon management's current plans, management believes that Dream Homes’ existing capital resources, plus the proceeds of a planned registration offering of approximately $5,000,000 will be sufficient to meet Dream Homes’ operating expenses and capital requirements to obtain profitable operations.

If Dream Homes does not complete its planned registration offering, and if no other sources of additional capital are viable, management anticipates that it would substantially reduce Dream Homes’ operating expenses to the minimum required to support the continued development of its current properties held for development.  Mr. Vincent Simonelli has agreed to provide the additional funds as needed to ensure the continuation of Dream Homes and to provide the real estate development expertise and technical skills needed to complete planned property acquisitions.  There can be no assurance that Mr. Simonelli will be able to complete the property acquisitions in a timely manner to take advantage of the timing in the market place for planned property development.  There can be no assurance that Dream Homes' negative cash flow will not necessitate ceasing of operations entirely.

Advances to and from Unconsolidated Related Parties

The trends, uncertainties, and other factors that have negatively impacted the Dream Homes’ business and the industry in general have also impacted the advances to and from unconsolidated related parties.

Dream Homes evaluates the recoverability of its advances to unconsolidated related parties using similar methodology that it will use to evaluate its investments in construction work-in-progress inventories.  When markets deteriorate and it is no longer probable that Dream Homes can recover its advances to these unconsolidated related parties, Dream Homes writes-down its advance.  If an unconsolidated related party has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of Dream Homes’ investment being impaired.  See “Construction Work-in-Process Inventory” above for more detailed disclosure on Dream Homes’ evaluation of inventory.

Amounts due from unconsolidated related parties as of December 31, 2010, 2009, and 2008 included the following:

                                                                                                                      2010                       2009                  2008

                Foxmoor @ Absecon                                                          $        -                   $  138,065          $ 130,565

                Foxmoor @ Hamilton                                                               2,000                          -                             -

                Foxmoor @ Little Egg Harbor                                                 6,500                       6,500                       -

                Covered Bridge Sports                                                             13,836                    13,836                      -

                Foxmoor @ Newfield                                                                5,500                       5,500                       -

                Mr. Vincent Simonelli                                                              57,150                    53,680                 51,361

                                Total                                                                        $  84,986             $  217,581             $181,826

Amounts due to unconsolidated related parties as of December 31, 2010, 2009, and 2008 included the following:

                                                                                                                      2010        2009        2008

                Due to Galloway Corp                                                          $ 19,644  $  11,494   $   11,000

                General Property Investments                                                 5,600              -                 -

                Due to VCS, LLC                                                                           -        125,000      125,000

                Due to Twin Lakes                                                                     2,100                 -                 -

                                Total                                                                      $   27,344  $136,494    $136,000

The amount due from Foxmoor @ Absecon consisting of a promissory note dated in 2008 of $125,000, plus accrued interest at 8% was determined to be worthless by Dream Homes’ management on December 31, 2010.  The composition of this loss on the write-off of this related party note receivable consisted of the following:

                Principal balance                                                                                                 $125,000

                Accrued interest:

                                2008                                                                                                         $    8,065

                                2009                                                                                                             10,000

                                2010                                                                                                             10,000

                                                Total                                                                                            28,065

                Interest payments                                                                                                     11,350

                Net write-off                                                                                                           $ 141,715

Concurrently, VCS, LLC forgave the $125,000 used to fund the note receivable from Foxmoor @ Absecon.  This advance from VCS, LLC was non-interest bearing and was due on demand.

In addition, subsequent to the March 31, 2011 balance sheet, certain due from and due to related parties balances were paid off as follows:

                Collections from:

                                Foxmoor @ Hamilton                                                                            $  2,000

                                Foxmoor @ Newfield                                                                                 5,500

                                Foxmoor @ Little Egg Harbor                                                                  6,500

                                                Total                                                                                            14,000

                Paid to:

                                General Property Investments                                                                  5,600

                                Due to Twin Lakes                                                                                      2,100

                                                Total                                                                                              7,700

                Net increase in cash                                                                                                $  6,300

Impacts of Recent accounting pronouncements

New accounting statements issued and adopted by Dream Homes include the following:

Effective January 1, 2009, Dream Homes adopted SFAS No. 157, “Fair Value Measurements” (codified in “ASC 820”), for its non-financial assets and liabilities and for its financial assets and liabilities measured at fair value on a non-recurring basis.  ASC 820 provides a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The adoption of ASC 820 for Dream Homes’ non-financial assets and liabilities did not have a material impact on Dream Homes’ financial statements, though it may in the future.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, and FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (all codified in ASC 820).  Dream Homes adopted the FSPs as of January 2009, which did not have a material impact on Dream Homes’ financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (codified in “ASC 805”).  ASC 805 modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize 100 percent of the assets acquired, liabilities assumed, and any non-controlling interest in the acquired company at the acquisition-date fair value.  In addition, ASC 805 requires the expensing of acquisition-related transaction and restructuring costs, and certain contingent assets and liabilities acquired, as well as contingent consideration, to be recognized at fair value.  ASC 805 also modifies the accounting for certain acquired income tax assets and liabilities.  ASC 805 is effective for new acquisitions consummated on or after January 1, 2009.  The adoption of ASC 805 did not have a material impact on Dream Homes’ financial statements.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (codified in “ASC 810”).  ASC 810 requires all entities to report noncontrolling (i.e. minority) interests in subsidiaries as equity in the consolidated financial statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary.  ASC 810 also requires expanded disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary.  ASC 810 was effective for Dream Homes’ beginning on January 1, 2009.  The adoption of ASC 810-10 did not have a material impact on Dream Homes’ financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133,” (codified in “ASC 815”).  ASC 815 expands the disclosure requirements regarding an entity’s derivative instruments and hedging activities.  ASC 815 was effective for Dream Homes’ fiscal year beginning January 1, 2009.  The adoption of ASC 815 did not have a material impact on Dream Homes’ financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” as codified in ASC 260, “Earnings per Share” (“ASC 260”).  Under this FSP, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method.  The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings.  This FSP is effective for Dream Homes’ fiscal year beginning November 1, 2009 and requires retrospective application.  The adoption of this FSP it is not expected to have a material impact on Dream Homes’ reported earnings per share.

In April 2009, the FASB issued FSP No.  FAS 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1”) as codified in ASC 825.  FSP 107-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, and APB Opinion No. 28, “Interim Financial Reporting”, to require disclosures about the fair value of financial instruments during interim reporting periods.  FSP 107-1 is effective for interim and annual periods ending after June 15, 2009.  Dream Homes has included the required disclosures in its financial statements for the period ended October 31, 2009.  The adoption of FSP 107-1 did not have a material impact on Dream Homes’ financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” as codified in ASC 855, “Subsequent Events” (“ASC 855”).  ASC 855 provides guidance regarding general standards of accounting for, and disclosures of, events that occur after the date of the balance sheet, but before financial statements are issued or are available to be issued.  ASC 855 sets forth: (i) the period after the date of the balance sheet during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the date of the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the date of the balance sheet. ASC 855 was effective for interim periods ending after June 15, 2009.  The adoption did not have a material impact on Dream Homes’ financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”).  SFAS 166 has not yet been codified.  SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets.  SFAS 166 is applicable for annual periods beginning after November 15, 2009 and interim periods therein and thereafter.  SFAS 166 will be effective for Dream Homes’ fiscal year beginning November 1, 2010.  Dream Homes is currently assessing the impact, if any, of SFAS 166 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”).  SFAS 167 has not yet been codified.  SFAS 167 eliminates FASB Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary of a variable interest entity, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity.  SFAS 167 is effective for annual reporting periods beginning after November 15, 2009.  Earlier application is prohibited.  SFAS 167 will be effective for Dream Homes’ fiscal year beginning November 1, 2010.  Dream Homes is currently assessing the impact, if any, of SFAS 167 on its financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“SFAS 168”), as codified in ASC 105 “Generally Accepted Accounting Principles” (“ASC 105”), as the single source of authoritative nongovernmental U.S. GAAP.  ASC 105 did not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place.  All existing accounting standard documents were superseded and all other accounting literature not included in the codification is considered non-authoritative.  ASC 105 was effective for Dream Homes’ fiscal 2009 annual reporting period and did not have an impact on Dream Homes’ financial condition or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” (“ASU 2009-5”), which amends ASC 820 to provide additional guidance to clarify the measurement of liabilities at fair value in the absence of observable market information.  ASU 2009-5 is effective for Dream Homes beginning November 1, 2009.  The adoption of ASU 2009-5 is not expected to have a material impact on Dream Homes’ financial position, results of operations and cash flows.

Income Taxes — Valuation Allowance:

Significant judgment is required in estimating valuation allowances for deferred tax assets.  In accordance with ASC 740, a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized.  The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law.  Dream Homes periodically assesses the need for valuation allowances for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion.  In Dream Homes’ assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets.  This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carryforward periods, its experience with operating loss and tax credit carryforwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, Dream Homes assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized.  Dream Homes’ assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its financial statements or tax returns.  Dream Homes bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes.  Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.  Dream Homes’ accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carry-forward period assumptions), it is reasonably possible that actual results could differ from the estimates used in Dream Homes’ historical analyses.  Dream Homes’ assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions.  If Dream Homes’ results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

2. Income taxes

Dream Homes provides for the tax effects of transactions reported in the financial statements.  The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting.  The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  As of January 31, 2008, Dream Homes had no material current tax liability, deferred tax assets, or liabilities to impact on Dream Homes' financial position because the deferred tax asset related to Dream Homes' net operating loss carry forward and was fully offset by a valuation allowance.

As of December 31, 2010, Dream Homes has a net operating loss carry-forward for income tax purposes of approximately $134,000.  These carry forward losses are available to offset future taxable income, if any, and expire in the year 2023.  Dream Homes' utilization of this carry forward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of Dream Homes of more than 50 percent.

Dream Homes not recognized any income tax benefit for the losses generated for the period from inception (January 29, 2008) through December 31, 2010.

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized.  Dream Homes' ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income.  Because Dream Homes has yet to recognize significant revenue from the sale of its products, Dream Homes has provided full valuation allowance of approximately $60,000.

3. Issuance of Shares of Common Stock

As of January 31, 2008, Dream Homes has issued an aggregate of 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share to Vincent Simonelli.

As of January 31, 2008, Dream Homes instituted an employee stock grant program permitting Dream Homes to issue up to 500,000 shares of common stock to employees who have performed special services towards Dream Homes’ growth and development.  These shares are to be issued from time to time as needed and will become fully paid upon issuance.

As of April 30, 2008, Dream Homes had sold an aggregate of 497,894 shares of common stock to approximately 26 individuals for $497,894 or $1.00 per share.

As of December 31, 2008, Dream Homes had issued an aggregate of 261,500 shares of common stock to approximately 22 individuals as consideration for consulting services for an aggregate consideration of $261,500 or $1.00 per share.

As of December 31, 2009, Dream Homes has issued an aggregate of 1,667,616 shares of common stock to approximately to 19 individuals for an aggregate in consideration of $1,667,616 for consulting services valued at $1.00 per share.

As of March 31, 2010, Dream Homes had issued an aggregate of 825,000 shares of common stock in consideration for consulting services aggregating $825,000 or $1.00 per share.

As of July 29, 2011, Dream Homes had issued a total of 15,252,010 shares of common stock for an aggregate consideration of $3,264,010, consisting of $507,894 in cash, $2,754,116 in consulting services, and $2,000 in office equipment.

4. Lease and Other Commitments

Dream Homes occupies office space on a month to month basis at Route 9 South, Forked River, New Jersey at $1,000 per month.  Rental expense for the period from inception (January 29, 2008) through January 31, 2008 and for the years ended December 31, 2010 and 2009 were $11,000, $12,000, and $12,000, respectively.

Dream Homes is currently negotiating with Vincent C. Simonelli to establish an employment contract.  No terms of these negotiations have been disclosed.

5. Note Payable, including accrued interest

On May 5, 2008, Dream Homes (then Foxmoor Holdings Corp) issued an 8% Convertible Note due on May 5, 2012 to an unrelated third party.  Interest is payable on a quarterly basis in the amount of $1,600.

This obligation is now in default with unpaid accrued interest of $10,668 and $12,267 as of December 31, 2010 and March 31, 2011, respectively.

The holder is entitled, at its option, at any time within four years of issuance, to convert any or all of the amount outstanding (including accrued interest) at the rate of $2 per share of common stock.

6. Legal Proceedings

From time to time, Dream Homes may be subject to legal proceedings and claims in the ordinary course of business.  These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.  In addition, the result of an unfavorable outcome on certain of these matters could have a material adverse effect on Dream Homes’ financial position and results of operations.

5,000,000 SHARES

DREAM HOMES LIMITED

COMMON STOCK

_______________________________

PROSPECTUS

____________________________________

Through and including September 4, 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$ 600
Legal fees and expenses	$20,000
Accountants' fees and expenses	$45,000
Miscellaneous fees	$10,000
Total	$75,600

Item 14.   Indemnification of Directors and Officers

Section 78.751 of Nevada Revised Statutes provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by Dream Homes Limited against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

As authorized by Section 78.037 of Nevada Revised Statutes, the Company’s Articles of Incorporation eliminate or limit the personal liability of a director to the Company or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for:

             Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

             The payment of distributions in violation of Section 78.300 of Nevada Revised Statutes.

The Company’s Articles of Incorporation provide for indemnification of officers and directors to the fullest extent permitted by Nevada law. Such indemnification applies in advance of the final disposition of a proceeding.

At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Our By-laws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our By-laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In May, 2007, the Company entered into indemnification agreements with each of the Officers and Directors of the Corporation individually.

Item 15.   Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

As of January 31, 2008, Dream Homes has issued an aggregate of 12,000,000 shares of common stock for an aggregate of $10,000 in cash or $.001 per share and the contribution of office equipment aggregating $2,000 or $.001 per share.

As of April 30, 2008, Dream Homes has sold an aggregate of 497,894 shares of common stock for $497,894 or $1.00 per share.

As of December 31, 2008 Dream Homes has issued an aggregate of 261,500 shares of common stock to approximately 22 individuals as consideration for real estate consulting fees for an aggregate consideration of $261,500 or $1.00 per share.

As of January 31, 2008, Dream Homes has instituted an employee stock grant program permitting Dream Homes to issue up to 500,000 shares to employees who have performed special services towards Dream Homes' growth and development.  These shares will be issued from time to time as needed and will become fully vested.

As of December 31, 2009, Dream Homes has issued an aggregate of 1,667,616 shares of common stock to approximately to 19 individuals in consideration of $1,667,616 in consulting services valued at $1.00.

As of September 30, 2010, we issued an aggregate of 825,000 shares of common stock in consideration for consulting fees aggregating $825,000 or $1.00 per share, also under Rule 4(2).

Item 16.  Exhibits and Financial Statement Schedules

The exhibits set forth under the caption “Exhibit Index” below are included in this filing and incorporated by reference.  The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Forked River, State of New Jersey, on August 10, 2011.

Dream Homes, Ltd.
By:	/s/ Vincent Simonelli
Name:	Vincent Simonelli
Title:	Chief Executive Officer and Principal Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Dream Homes Ltd., do hereby constitute and appoint Vincent Simonelli, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Vincent Simonelli	Director, Chief Executive Officer, and Principal Financial Officer	August 10, 2011
Vincent Simonelli

/s/ Richard Pezzullo	Director	August 10, 2011
Richard Pezzullo

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement:

3.1	Certificate of Incorporation filed with State of Nevada, January 30, 2008
3.1.1	Amendment to Articles of Incorporation (Name Change), filed July 30, 2010
3.2	Bylaws
5.1	Opinion of Legal Counsel, Dieterich & Mazarei
10.1	Agreement between E.S.K. Builders at Keansburg, L.L.C. and Seaview Gardens at Keansburg, L.L.C., dated January 2009
10.2	Form of Dream Homes Limited Subscription Agreement
10.3	Agreement of Sale between Loretta Development, LLC and 2404 LLC, 1401 LLC, Albert Benner and Mark Sykes, dated April 3, 2006
10.4	Assignment of Contracts and Equitable Interest – Redwood Avenue from Loretta Development, LLC and Foxmoor Holdings Corp., dated May 5, 2010
10.5	Assignment of Contracts and Equitable Interest – Seaview Gardens from Loretta Development, LLC and Foxmoor Holdings Corp., dated May 5, 2010
23.1	Consent of Louis LGG & Associates, PC, Independent Certified Public Accounting Firm.
23.2	Consent of Dieterich & Mazarei (Legal Counsel) (included in Exhibit 5.1)